                                                      Exhibit 5.1

                            MORRISON & FOERSTER LLP
                           San Francisco, California

                                  May 18, 1999


XOOM.com, Inc.
300 Montgomery Street, Suite 300
San Francisco, California 94104

Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 executed by you on May 18, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 71,627 shares of your common stock, $.0001 par value (the "Common Stock") which will be issuable under the 1998 Employee Stock Incentive Plan (the "Plan").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption, by the Plan, of options previously granted pursuant to the MightyMail Networks, Inc. 1999 Stock Option Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion, in connection with the acquisition of MightyMail Networks, Inc. by XOOM.com, Inc.

   Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,

                            MORRISON & FOERSTER LLP